Exhibit 99.1

DERMTECH REPORTS SECOND-QUARTER 2023 FINANCIAL RESULTS

-Covered lives increased to 133 million
-Average selling price and test revenue grew sequentially
-Cash runway into the first quarter of 2025

SAN DIEGO – August 3, 2023 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today reported its second-quarter 2023 financial results.

“We’ve recently taken a few necessary steps to streamline operations and put all our energy into scaling the DermTech Melanoma Test (DMT) and prioritizing reimbursed billable samples to grow revenue,” said Bret Christensen, CEO, DermTech. “We’re pursuing a large addressable market where significant patient need exists, with approximately 200,000 new cases of melanoma reported every year in the U.S. resulting in $3.3 billion in annual treatment costs. My vision is for the DMT to be deployed universally as part of the melanoma care pathway and we have an excellent product to execute against this goal.”

Christensen continued, “We’ve made solid progress in the first half of 2023 entering into new payer agreements. Since the end of last year, we’ve expanded covered lives approximately 45 percent to 133 million and now work with seven of the top ten Blues plans and two large governmental payers. We must continue to actively engage with payers and reinforce our message around the clinical and health economic benefits of our test, as well as improve the onboarding process once we’ve completed agreements. We’ve also begun to adjust our commercial tactics to support our focus on reimbursed tests and maximizing revenue. Importantly, we’ve modified incentive compensation for our sales team to prioritize revenue over volume and dissolved or merged certain sales territories to focus on geographies where we have broad insurance coverage. We’re also targeting our spending more closely to sales team enablement rather than broad-based marketing efforts. We need to build DMT adoption at the ground level with clinicians and are confident this change in our approach will be beneficial.”

Christensen concluded, “We believe anchoring our effort around monetizing our already significant demand is the best way to reach a meaningful revenue inflection point while managing our cash runway. We plan for revenue to grow in 2023, and as result of our recent restructuring actions, anticipate that our cash runway will now take us into the first quarter of 2025.”

Second-Quarter 2023 Financial Results
•Billable sample volume declined 5 percent from the second quarter of 2022 to approximately 17,450.
•Test revenue was $3.6 million, down 14 percent from the second quarter of 2022, primarily due to changes in collection estimates for tests run in prior periods and lower billable sample volume.
•Total revenue was $4.0 million, a 6 percent decrease from the second quarter of 2022, driven by lower test revenue.
•Cost of test revenue was $3.9 million, a 21 percent increase from the second quarter of 2022, yielding a test gross margin of negative 10 percent, compared to 22 percent for the second quarter of 2022. Cost of test revenue increased primarily because of higher infrastructure costs related to the Company’s new facility and higher materials expense.
•Sales and marketing expenses were $13.0 million, a 13 percent decrease from the second quarter of 2022. The decrease was primarily attributable to lower marketing expenditures.
•Research and development expenses were $3.9 million, a 44 percent decrease from the second quarter of 2022, largely due to lower employee-related and clinical study costs.
•General and administrative expenses were $15.2 million, a $6.3 million or 71 percent increase from the second quarter of 2022. The increase was driven by approximately $2.9 million in additional non-cash stock-based compensation expense and $0.5 million in severance costs related to the former CEO’s departure, approximately $2.1 million of non-recurring restructuring costs and approximately $1.2 million of increased infrastructure costs related to the Company’s new facility.
•Net loss was $31.4 million, or ($0.99) per share, which included $7.5 million of non-cash stock-based compensation expense, as compared to $29.6 million, or ($0.99) per share, for the second quarter of 2022, which included $4.8 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $89.7 million as of June 30, 2023. During the second quarter, the Company generated net proceeds of approximately $4.5 million from the issuance of 1,759,210 shares of common stock in at-the-market (ATM) offerings at a weighted average price of $2.62 per share. DermTech believes it has sufficient cash resources to fund its planned operations into the first quarter of 2025.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, August 3, 2023. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.
About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential growth, financial outlook and future financial performance, ability to increase its proportion of reimbursed billable samples, ability to maintain or improve its operating efficiency and reduce operating expenses, the sufficiency of DermTech’s cash resources and runway and ability to access capital to fund its operating plan, the sufficiency of its cash resources to fund planned operations for the anticipated period, anticipated annual cash savings to be realized from the restructuring, implications and interpretations of any study results, and expectations regarding agreements with or reimbursement or cash collection patterns from government payers (including Medicare) or commercial payers and related billing practices or number of covered lives. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Test revenue	$3,565	$4,147	$6,990	$7,665
Contract revenue	415	86	467	286
Total revenues	3,980	4,233	7,457	7,951
Cost of revenues:
Cost of test revenue	3,909	3,236	7,700	6,766
Cost of contract revenue	63	37	93	61
Total cost of revenues	3,972	3,273	7,793	6,827
Gross profit/(loss)	8	960	(336)	1,124
Operating expenses:
Sales and marketing	13,033	15,001	28,450	30,444
Research and development	3,887	6,915	8,296	13,253
General and administrative	15,220	8,878	27,095	17,452
Total operating expenses	32,140	30,794	63,841	61,149
Loss from operations	(32,132)	(29,834)	(64,177)	(60,025)
Other income/(expense):
Interest income, net	763	149	1,545	215
Change in fair value of warrant liability	6	105	(1)	122
Total other income	769	254	1,544	337
Net loss	$(31,363)	$(29,580)	$(62,633)	$(59,688)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	31,791,736	29,964,849	31,177,886	29,904,972
Net loss per share of common stock outstanding, basic and diluted	$(0.99)	$(0.99)	$(2.01)	$(2.00)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$42,790	$77,757
Short-term marketable securities	43,406	48,411
Accounts receivable	3,865	4,172
Inventory	1,352	1,757
Prepaid expenses and other current assets	2,329	3,940
Total current assets	93,742	136,037
Property and equipment, net	6,074	6,375
Operating lease right-of-use assets	53,791	56,007
Restricted cash	3,467	3,488
Other assets	—	168
Total assets	$157,074	$202,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,324	$2,419
Accrued compensation	7,387	7,894
Accrued liabilities	3,695	3,464
Short-term deferred revenue	295	109
Current portion of operating lease liabilities	2,246	1,634
Current portion of finance lease obligations	67	116
Total current liabilities	16,014	15,636
Warrant liability	6	5
Long-term finance lease obligations, less current portion	46	53
Operating lease liabilities, long-term	52,931	54,028
Total liabilities	68,997	69,722
Stockholders’ equity:
Common stock, $0.0001 par value per share; 100,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 33,408,810 and 30,297,408 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	473,855	456,171
Accumulated other comprehensive loss	(101)	(774)
Accumulated deficit	(385,680)	(323,047)
Total stockholders’ equity	88,077	132,353
Total liabilities and stockholders’ equity	$157,074	$202,075